Vocus Announces Results for Fourth Quarter 2012
Company Reports 54% Revenue Growth and Strong Earnings with a Record Number of New Customers and
Accelerating Growth for the Vocus Marketing Suite

Beltsville, MD: February 5, 2013 – Vocus, Inc. (NASDAQ: VOCS), a leading provider of cloud marketing software, announced today financial results for the fourth quarter and full year ended December 31, 2012.

“We are very pleased to report another strong quarter with record revenue and strong earnings and cash flow,” said Rick Rudman, President and CEO of Vocus, Inc.  “While we are pleased with our financial performance for the quarter, we are also excited to report a record number of new customers, driven by robust demand for the Vocus Marketing Suite. With the recent launch of our new marketing suite, Vocus is the only solution today that integrates email, social, search and publicity into one intelligent platform, which we believe positions us well for over 20% billings growth in 2013.”

Financial Highlights

Income Statement – Fourth Quarter

•	GAAP revenue for the fourth quarter of 2012 was $47.1 million, a 54% increase over the comparable period in 2011.

•	Non-GAAP revenue for the fourth quarter of 2012 was $47.4 million, a 55% increase over the comparable period in 2011. Non-GAAP revenue includes the revenue excluded from the GAAP results due to purchase accounting adjustments, which reduced deferred revenue to its fair value as of the date of acquisition.

•	GAAP loss from operations for the fourth quarter of 2012 was $(3.2) million, compared to GAAP income from operations of $393,000 for the comparable period in 2011.

•	Non-GAAP income from operations for the fourth quarter of 2012 was $4.4 million, compared to $5.1 million for the comparable period in 2011.

•	GAAP net loss for the fourth quarter of 2012 was $(3.7) million or $(0.19) per diluted share, compared to $(11.8) million or $(0.63) per diluted share for the comparable period in 2011.

•	Non-GAAP net income for the fourth quarter of 2012 was $3.9 million or $0.16 per diluted share, compared to $4.8 million or $0.24 per diluted share for the comparable period in 2011.

Income Statement – Full Year

•	GAAP revenue for the full year 2012 was $170.8 million, a 49% increase over the comparable period in 2011.

•	Non-GAAP revenue for the full year 2012 was $173.0 million, a 50% increase over the comparable period in 2011. Non-GAAP revenue includes the revenue excluded from the GAAP results due to purchase accounting adjustments, which reduced deferred revenue to its fair value as of the date of acquisition.

•	GAAP loss from operations for the full year 2012 was $(21.9) million, compared to $(4.2) million for the comparable period in 2011.

•	Non-GAAP income from operations for the full year 2012 was $12.1 million, compared to $15.3 million for the comparable period in 2011.

•	GAAP net loss for the full year 2012 was $(23.6) million or $(1.21) per diluted share, compared to $(14.6) million or $(0.78) per diluted share for the comparable period in 2011.

•	Non-GAAP net income for the full year 2012 was $10.4 million or $0.44 per diluted share, compared to $16.7 million or $0.81 per diluted share for the comparable period in 2011.

Balance Sheet and Other Financial Information

•	Total deferred revenue as of December 31, 2012 was $79.3 million compared to $63.0 million at December 31, 2011. Total deferred revenue as of December 31, 2012 does not include $44,000 of the unamortized non-GAAP adjustment to deferred revenue.

•	Total deferred revenue recorded in connection with the acquisition of iContact was $1.6 million, net of an adjustment of $2.3 million reflecting the reduction to the fair value of the acquired deferred revenue due to purchase accounting.

•	Cash flow from operations for the full year 2012 was $18.8 million, and free cash flow for the full year 2012 was $16.2 million.

•	Total cash, cash equivalents and investments as of December 31, 2012 was $34.1 million.

Business Highlights

•	Added 1,363 net new annual subscription customers during the fourth quarter of 2012 compared to 1,052 net new annual subscription customers added during the comparable period in 2011 and ended the quarter with 16,494 total active annual subscription customers.

•	Signed subscription agreements with new and existing customers including British Airways, Center Stage Productions, Colchester Zoo, Farmers Insurance, Gentle Giant Moving, Harlem Globetrotters, Lasio, Make-A-Wish Foundation of America, McGladrey, My Stuff Lost and Found, PEZ Candy, The Pasadena Playhouse, Trinity Broadcast Network and Wyndham Worldwide.

•	Launched a new version of the Vocus Marketing Suite which includes new and enhanced features such as the iContact® email marketing and Buying Signals™, which monitors social media to notify marketers when customers are ready to buy their product or service.

•	Received numerous corporate awards and distinctions including finalist for the 2013 Content CODiE Awards.

Guidance

Vocus is providing, for the first time, guidance for the first quarter and full year of 2013 based on information as of February 5, 2013:

•	For the first quarter of 2013, revenue is expected to be in the range of approximately $46.3 million to $46.7 million. Non-GAAP diluted EPS is expected to be in the range of $0.09 to $0.10 assuming an estimated non-GAAP weighted average 24.9 million diluted shares outstanding and an estimated tax provision of $550,000. Non-GAAP adjustments are expected to be $0.35 per share. GAAP EPS is expected to be in the range of $(0.26) to $(0.25) assuming an estimated weighted average 20.0 million basic and diluted shares outstanding.

•	For the full year of 2013, revenue is expected to be in the range of $200.3 million to $201.8 million. Non-GAAP diluted EPS is expected to be in the range of $0.50 to $0.53 assuming an estimated non-GAAP weighted average 25.4 million diluted shares outstanding and an estimated tax provision of $1.8 million. Non-GAAP adjustments are expected to be $1.24 per share. GAAP EPS is expected to be in the range of $(0.74) to $(0.71) assuming an estimated weighted average 20.2 million basic and diluted shares outstanding. Free cash flow is expected to range from $24.5 million to $25.5 million. Capital expenditures are expected to be $6.5 million.

This release includes non-GAAP financial measures and adjustments. For a description of these non-GAAP financial measures and adjustments, please refer to section “Use of Non-GAAP Financial Measures” and the accompanying tables entitled “Reconciliation of Non-GAAP Measures” and “Reconciliation of 2013 Guidance.”

Conference Call Information

Vocus will discuss its financial results and business highlights of the fourth quarter and full year 2012 in a conference call at 4:30 p.m. ET, or 1:30 p.m. PT, today. Investors are invited to listen to a live audio webcast of the conference call on the Investor Relations section of the Company’s website at http://onlinepressroom.net/vocus/ir/webcast/. A replay of the webcast will be available approximately one hour after the conclusion of the call and will remain available for 30 calendar days following the conference call. An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will be available until February 12, 2013 at 11:59 p.m. ET and can be accessed by dialing (404) 537-3406 or (855) 859-2056 and entering conference number 73924282.

About Vocus, Inc.

Vocus, Inc. is a leading provider of cloud marketing software that helps businesses reach and influence buyers across social networks, online and through media. Vocus provides an integrated suite that combines social marketing, search marketing, email marketing and publicity into a comprehensive solution to help businesses attract, engage and retain customers. Vocus software is used by more than 120,000 organizations worldwide and is available in seven languages. Vocus is based in Beltsville, MD with offices in North America, Europe and Asia. For further information, please visit www.vocus.com or call (800) 345-5572.

Forward-Looking Statement

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions. This press release contains forward-looking statements relating to, among other things, Vocus’ expectations and assumptions concerning future financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Vocus’ filings with the Securities and Exchange Commission.

The risks and uncertainties referred to above include, but are not limited to, risks associated with possible fluctuations in our operating results and rate of growth, our history of operating losses, risks associated with acquisitions, including our ability to successfully integrate acquired businesses, risks associated with our foreign operations, interruptions or delays in our service or our web hosting, our business model, breach of our security measures, the emerging market in which we operate, our relatively limited operating history, our ability to hire, retain, and motivate our employees and manage our growth, competition, our ability to continue to release and gain customer acceptance of new and improved versions of our service, successful customer deployment and utilization of our services, fluctuations in the number of shares outstanding, foreign currency exchange rates and interest rates.

Vocus, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands)

	December 31,	December 31,
	2011	2012
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$98,284	$32,107
Short-term investments	9,895	662
Accounts receivable, net	23,504	29,841
Deferred income taxes	82	1,478
Prepaid expenses and other current assets	1,966	2,933

Total current assets	133,731	67,021
Long-term investments	—	1,322
Property, equipment and software, net	17,843	20,068
Intangible assets, net	5,094	26,751
Goodwill	38,029	177,011
Other assets	1,046	641

Total assets	$195,743	$292,814

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses (including contingent consideration of $6,795 and $1,106 at	$17,883	$21,701
December 31, 2011 and 2012, respectively)
Notes payable and capital lease obligations	176	854
Deferred revenue	62,010	77,098

Total current liabilities	80,069	99,653
Notes payable and capital lease obligations, net of current portion	854	751
Other liabilities	8,331	6,786
Deferred income taxes, net of current portion	2,781	5,120
Deferred revenue, net of current portion	987	2,235

Total liabilities	93,022	114,545
Series A redeemable convertible preferred stock	—	77,490
Stockholders’ equity:
Common stock	218	219
Additional paid-in capital	200,273	215,226
Treasury stock	(48,423)	(41,909)
Accumulated other comprehensive loss	(607)	(426)
Accumulated deficit	(48,740)	(72,331)

Total stockholders’ equity	102,721	100,779

Total liabilities, Series A redeemable convertible preferred stock and stockholders’ equity	$195,743	$292,814

Vocus, Inc. and Subsidiaries

Consolidated Statements of Operations

(dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2012	2011	2012
	(unaudited)	(unaudited)		(unaudited)
Revenues	$30,519	$47,114	$114,874	$170,804
Cost of revenues, including amortization of	5,737	8,803	21,857	33,749
intangible assets of $118 and $1,108 for the three months ended December 31, 2011 and 2012, respectively and $480 and $3,842 for the years ended December 31, 2011 and 2012, respectively

Gross profit	24,782	38,311	93,017	137,055
Operating expenses:
Sales and marketing	15,121	27,405	57,543	97,873
Research and development	1,973	3,033	7,561	13,272
General and administrative	6,967	9,089	30,129	40,651
Amortization of intangible assets	328	2,021	2,021	7,157

Total operating expenses	24,389	41,548	97,254	158,953
Income (loss) from operations	393	(3,237)	(4,237)	(21,898)
Other income (expense)	50	(38)	279	(266)

Income (loss) before provision for income taxes	443	(3,275)	(3,958)	(22,164)
Provision for income taxes	12,195	457	10,619	1,427

Net loss	$(11,752)	$(3,732)	$(14,577)	$(23,591)

Net loss per share:
Basic and diluted	$(0.63)	$(0.19)	$(0.78)	$(1.21)
Weighted average shares outstanding used in computing per share amounts:
Basic and diluted	18,736,771	19,600,644	18,743,305	19,437,076

Vocus, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2012	2011	2012
	(unaudited)	(unaudited)		(unaudited)
Cash flows from operating activities:
Net loss	$(11,752)	$(3,732)	$(14,577)	$(23,591)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,322	4,209	5,156	15,843
Other non-cash charges, net	16,274	4,711	27,221	18,541
Excess tax benefits from equity awards	(34)	—	(34)	—
Payments of contingent consideration for business	—	(1,941)	(147)	(2,435)
acquisitions in excess of fair value on acquisition date
Changes in operating assets and liabilities	504	4,348	13,525	10,467

Net cash provided by operating activities	6,314	7,595	31,144	18,825
Cash flows from investing activities:
Business acquisitions, net of cash acquired	—	—	(6,947)	(79,801)
Net change in available-for-sale securities	(4,807)	628	(4,517)	7,936
Purchases of property, equipment and software, net	(458)	(1,963)	(13,744)	(4,690)
Software development costs	(75)	(162)	(305)	(360)

Net cash used in investing activities	(5,340)	(1,497)	(25,513)	(76,915)
Cash flows from financing activities:
Purchases of common stock	(3,898)	(28)	(20,006)	(3,086)
Proceeds from exercises of stock options	16	14	18,952	73
Payments of contingent consideration for business	—	(2,059)	(1,289)	(5,171)
acquisitions
Excess tax benefits from equity awards	34	—	34	—
Net proceeds from (payments on) notes payable and	(38)	(36)	263	(204)
capital lease obligations

Net cash used in financing activities	(3,886)	(2,109)	(2,046)	(8,388)
Effect of exchange rate changes on cash and cash	(232)	148	(219)	301
equivalents

Net increase (decrease) in cash and cash equivalents	(3,144)	4,137	3,366	(66,177)
Cash and cash equivalents, beginning of period	101,428	27,970	94,918	98,284

Cash and cash equivalents, end of period	$98,284	$32,107	$98,284	$32,107

Use of Non-GAAP Financial Measures

Vocus provides non-GAAP measures for revenue, income from operations, net income, diluted net income per share and free cash flow as supplemental information.

We define non-GAAP revenue as GAAP revenue adjusted for the impact of the fair value adjustment to deferred revenue related to purchase accounting. Management believes the adjustment is useful to investors as a more accurate measure of our ongoing performance from the acquisitions.

We define non-GAAP income from operations as GAAP income from operations including the impact of non-GAAP revenue and excluding stock-based compensation, amortization of acquired intangible assets, fair value adjustments to contingent consideration and acquisition-related expenses.

We define non-GAAP net income as GAAP net income including the impact of non-GAAP revenue and excluding stock-based compensation, amortization of acquired intangible assets, fair value adjustments to contingent consideration including the effect of foreign currencies, acquisition-related expenses and income tax expense related to the valuation allowance established against a portion of deferred tax assets.

Stock-based compensation included in our GAAP financial results relates to stock option and restricted stock awards.  Companies record stock-based compensation by applying varying valuation methodologies and subjective assumptions to different types of equity awards.  Amortization of acquired intangible assets included in our GAAP financial results consists of amortization of non-compete agreements, trade names, purchased technology and customer relationships that are not expected to be replaced when fully amortized, as a depreciable tangible asset might.  Amortization expense can vary from period to period due to the timing and size of our acquisitions.  Adjustments to deferred revenue reflect the reductions in the fair value of the acquired company’s deferred revenue due to purchase accounting. Our GAAP financial results include adjustments to the fair value of contingent consideration for acquisition earn-outs as of each reporting date from the fair value recorded on the acquisition date.  Acquisition-related expenses included in our GAAP operating expenses consist of professional fees for legal, accounting and other advisory services, integration related professional services, severance costs and retention payments incurred during the reporting period in connection with our acquired businesses.  The income tax expense related to the establishment of a valuation allowance against a portion of our deferred tax assets is a non-cash expense that is not considered part of ongoing operations. It is the opinion of management that it is more likely than not that some or all of the deferred tax assets will not be realized, therefore the valuation allowance is recorded against the deferred tax assets. Management believes these non-GAAP measures allow management and investors to make meaningful comparisons between our operating results and those of other companies, as well as provide a consistent comparison of our relative historical financial performance.

We have not presented the tax impact of non-GAAP adjustments in the calculation of non-GAAP net income as a result of the valuation allowance in nearly all of our taxing jurisdictions.  The tax impact of the non-GAAP adjustments would have resulted in an annual effective tax rate of 31% for the three months and year ended December 31, 2011 and 43% for the three months and year ended December 31, 2012, and non-GAAP diluted net income per share of $0.18 and $0.10 for the three months ended December 31, 2011 and 2012, respectively, and $0.52 and $0.29 for the year ended December 31, 2011 and 2012, respectively.

We define free cash flow as cash flow from operations less net capital expenditures and capitalized software development costs plus the excess tax benefits from equity awards and payments of contingent consideration for business acquisitions in excess of fair value on acquisition date. Management considers free cash flow to be a liquidity measure which provides useful information to management and investors regarding our ability to generate cash from operations that is available for acquisitions and other investments. Our definition of free cash flow may be different from definitions used by other companies.

Management uses non-GAAP revenue, non-GAAP income from operations, non-GAAP net income and free cash flow to evaluate operating performance, determine incentive compensation and to prepare operating budgets and determine the appropriate levels of capital investments. However, management believes that the use of non-GAAP measures is subject to material limitations since they may not be indicative of ongoing operating results. Management compensates for the limitations in the use of non-GAAP measures by also utilizing GAAP financial measures and by providing investors with a detailed reconciliation between our GAAP and non-GAAP financial results. Investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in our SEC filings.

Vocus, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2012	2011	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reconciliation of GAAP revenue to non-GAAP revenue:
GAAP revenue	$30,519	$47,114	$114,874	$170,804
Fair value adjustment to deferred revenue	—	272	181	2,185

Non-GAAP revenue	$30,519	$47,386	$115,055	$172,989

Reconciliation of GAAP income (loss) from operations to non-GAAP income from operations:
Income (loss) from operations	$393	$(3,237)	$(4,237)	$(21,898)
Stock-based compensation	3,462	3,726	14,740	14,665
Amortization of intangible assets	446	3,129	2,501	10,999
Fair value adjustment to deferred revenue	—	272	181	2,185
Fair value adjustments to contingent consideration	819	480	1,941	1,176
Acquisition-related expenses	—	—	187	4,957

Non-GAAP income from operations	$5,120	$4,370	$15,313	$12,084

Reconciliation of GAAP net loss to non-GAAP net income:
Net loss	$(11,752)	$(3,732)	$(14,577)	$(23,591)
Stock-based compensation	3,462	3,726	14,740	14,665
Amortization of intangible assets	446	3,129	2,501	10,999
Fair value adjustment to deferred revenue	—	272	181	2,185
Fair value adjustments to contingent consideration including effects of foreign currency	845	480	1,890	1,158
Acquisition-related expenses	—	—	187	4,957
Valuation allowance on deferred tax assets	11,821	—	11,821	—

Non-GAAP net income	$4,822	$3,875	$16,743	$10,373

Non-GAAP diluted net income per share	$0.24	$0.16	$0.81	$0.44
Non-GAAP diluted weighted average shares used in computing per share amounts	20,422,288	24,173,459	20,735,931	23,547,885
Reconciliation of GAAP diluted weighted average shares outstanding to non-GAAP diluted weighted average shares outstanding:
GAAP diluted weighted average shares outstanding	18,736,771	19,600,644	18,743,305	19,437,076
Dilutive effect of outstanding equity securities	1,685,517	4,572,815	1,992,626	4,110,809

Non-GAAP diluted weighted average shares outstanding	20,422,288	24,173,459	20,735,931	23,547,885

Supplemental information of stock-based compensation included in:
Cost of revenues	$358	$346	$1,575	$1,514
Sales and marketing	922	1,160	4,126	4,299
Research and development	511	787	2,079	2,646
General and administrative	1,671	1,433	6,960	6,206

Total stock-based compensation	$3,462	$3,726	$14,740	$14,665

Reconciliation of cash flow from operations to free cash flow:
Net cash provided by operating activities	$6,314	$7,595	$31,144	$18,825
Purchases of property, equipment and software, net	(458)	(1,963)	(13,744)	(4,690)
Software development costs	(75)	(162)	(305)	(360)
Excess tax benefits from equity awards	34	—	34	—
Payments of contingent consideration for business acquisitions in excess of fair value on acquisition date	—	1,941	147	2,435

Free cash flow	$5,815	$7,411	$17,276	$16,210

Vocus, Inc. and Subsidiaries

Reconciliation of 2013 Guidance

GAAP EPS to Non-GAAP Diluted EPS

	Q1 2013	Full Year 2013
	(unaudited)	(unaudited)
GAAP EPS	$(0.26) to (0.25)	$(0.74) to (0.71)
Effect of non-GAAP adjustments	0.30	1.09
Dilutive effect of outstanding equity securities	0.05	0.15

Non-GAAP diluted EPS	$0.09 to 0.10	$0.50 to 0.53